EXHIBIT 10.1
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934.
AMENDMENT TO THE
LICENSE AND COOPERATION AGREEMENT
THIS AMENDMENT to that certain April 16, 1998 License and Cooperation Agreement (“Agreement”) by and among Merz + Co. GmbH & Co. (“Merz”), Neurobiological Technologies, Inc. (“NTI”) and Children’s Medical Center Corporation (“CMCC”) is entered into effective as of the 15th day of February, 2008 by and among Merz, NTI and CMCC (each of which may be referred to herein individually as a “Party” and collectively as the “Parties”). Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.
WHEREAS, pursuant to the Agreement, CMCC and NTI granted to Merz certain rights relating to memantine and imposed upon Merz certain royalty obligations; and
WHEREAS the Parties, having reevaluated the subject matter of the Agreement, wish to modify the financial terms set forth in the Agreement, along with certain ancillary provisions relating to the rights and obligations of the Parties;
NOW, THEREFORE, pursuant to Section 19.7 of the Agreement, the terms and conditions of the Agreement are amended as follows:
1. The definition of “Royalty Income” shall be amended by adding, at the very end of such definition, the following sentence: “Provided, further, that Royalty Income shall expressly exclude any and all income derived from any license, development and/or marketing agreement for Products outside the United States and shall expressly be limited to income derived from the sale of Products in the United States and Merz shall have no obligation whatsoever to share with NTI or CMCC Royalty Income derived from the marketing, licensing or commercial exploitation of Products outside the United States.”
2. Section 5.2 of the Agreement shall be amended by deleting from the last sentence thereof the phrase “and subject to Exhibit C”.
3. Exhibit C of the Agreement shall be stricken in its entirety and replaced with the following:
With respect to Royalty Income derived from the sale of Products for the Merz Indication in the United States, the parties shall be entitled to the following collective percentage share of the Royalty Income:

ROYALTY INCOME PAYABLE TO
CMCC AND NTI, COLLECTIVELY,
ON SALES OF PRODUCTS IN THE
YEAR/TIME PERIOD	UNITED STATES ONLY
4th Quarter 2007 through 2nd Quarter 2008	* * *	%
3rd and 4th Quarters 2008	* * *	%
2009	* * *	%
2010	* * *	%
2011 and thereafter during the term of the Agreement	* * *	%
The Royalty Income shall be allocated between NTI and CMCC in current proportions, i.e. * * *% to NTI and * * *% to CMCC. (By way of illustration, as long as royalty is * * *%, NTI shall be entitled to * * *% and CMCC to * * *%).
Payment for the 3rd Quarter 2007 in accordance with the Royalty Income due to NTI and CMCC prior to this Amendment shall be made within three (3) business days of execution hereof by all Parties, by wire transfer of immediately available funds to accounts designated by NTI and CMCC in writing.
4. Section 10.5 of the Agreement shall be amended by deleting the last sentence thereof.
5. Section 10.6 of the Agreement shall be amended by adding, at the very end thereof, the following sentence: “Provided, further, that no such notice of termination may be delivered prior to July 1, 2009 or become effective prior to January 1, 2010.”
6. In the event Merz files a patent infringement action in the United States alleging that a third party has infringed United States Patent No. 5,614,560 (“the ‘560 Patent”) then, beginning on the date of such filing and continuing for the life of the ‘560 Patent, notwithstanding Exhibit C as amended hereby, Merz shall pay to CMCC and NTl, collectively, * * *% of the Royalty Income derived from the sale of Products by Merz in the United States, provided, however, that if a District Court or other tribunal of competent jurisdiction renders a decision that the ‘560 Patent is invalid, unenforceable or not infringed in such action then the terms and conditions of Exhibit C as amended hereby shall be reinstituted, beginning on the date of such decision.
7. NTI and CMCC each, on behalf of itself and its present and former officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, affiliates, agents, and assigns, hereby fully and forever releases, acquits and discharges Merz and its present and former officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, affiliates, agents, independent contractors, vendors, vendees, customers, attorneys, all other persons acting for or on behalf of any or all of them, and the predecessors, successors, and assigns of each of and from any claim, duty, obligation or cause of action pursuant to the Agreement relating to Merz’s obligation to use commercially reasonable efforts to identify and enter into agreements with a Marketing Partner in connection with the development and exploitation of memantine and Products and to develop, market, license and commercially exploit same, whether presently known or unknown, suspected or unsuspected. The foregoing releases do not extend to any other or prospective obligations under the Agreement or this Amendment.

* * *	Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

8. Merz, on behalf of itself and its present and former officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, affiliates, agents, and assigns, hereby fully and forever releases, acquits and discharges NTI and CMCC and its present and former officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, affiliates, agents, independent contractors, vendors, vendees, customers, attorneys, all other persons acting for or on behalf of any or all of them, and the predecessors, successors, and assigns of each of and from any claim, duty, obligation or cause of action pursuant to the Agreement relating to NTI’s and CMCC’s obligations relating to the license and the Patent Rights, including without limitation the development and exploitation of memantine and Products, whether presently known or unknown, suspected or unsuspected. The foregoing releases do not extend to any other or prospective obligations under the Agreement or this Amendment, nor do the foregoing releases extend to any unlicensed patent infringement.
9. Except as modified by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

Merz Pharma GmbH & Co. KgaA

Date: February 20, 2008		Date: February 20, 2008

By:	/s/ Martin Zügel	By:	/s/ Christian Pertschy
Name:	Dr. Martin Zügel	Name:	Dr. Christian Pertschy
Title:	Chief Executive Officer	Title:	Chief Legal Officer

Children’s Medical Center Corporation

Date: 4/2/08

By:	/s/ Erik Halvorsen

Name:	Erik Halvorsen, Ph.D.
Title:	Director of Technology and Business Development

Neurobiological Technologies, Inc.

Date: February 20, 2008

By:	/s/ Paul E. Freiman

Name:	Paul E. Freiman
Title:	President/CEO

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